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                                                                    EXHIBIT 99.1

               MRV COMMUNICATIONS ANNOUNCES CO-FOUNDER RESIGNATION

CHATSWORTH, Calif. Sept. 13, 1999--MRV Communications Inc. (Nasdaq:MRVC) today announced the resignation of Dr. Zeev Rav-Noy, chief operating officer, treasurer and director, effective immediately.

Dr. Rav-Noy, who co-founded the company in 1988, resigned for personal reasons and to pursue other interests.

Dr. Rav-Noy said: "I am gratified and fortunate to have worked with so many dedicated and talented individuals over the past 11 years. MRV is rapidly moving forward and the efforts and investments we have made in R&D over the last two years are bearing fruits. That success however has come with some personal sacrifice and now is an opportune moment to devote more time to my family and other interests."

Commenting on today's announcement, MRV Chairman and co-founder Dr. Shlomo Margalit said: "Since co-founding MRV in 1988, Zeev has demonstrated leadership and dedication in guiding the growth of the company. He was instrumental in building our commanding lead in Optical Access as well as our entry into complementary Internet infrastructure businesses. We will miss the dedication he brought to the company; however, we respect and understand his decision."

About MRV Communications Inc.

MRV Communications is a world-class leader in optical access. Its products integrate fiber-optic transmission, switching, routing and remote access to enhance the performance of enterprise and carriers' networks. MRV's fiber-optic transmission components send Broadband Internet, voice, cable and cellular telephony to carriers and access networks.

Through its NBase-Xyplex brand, the company provides network enhancement solutions that accelerate the deployment and improve the performance of complex data networks. For more information, visit MRV at www.mrv.com.

CONTACT: MRV Communications Inc., Chatsworth
         Diana Hayden, 818/886-6782